Exhibit 99.1

SeaStar Medical Announces Exercise of Warrants for Approximately $3.3 Million Gross Proceeds

DENVER, CO., October 5, 2026 – SeaStar Medical Holding Corporation (Nasdaq: ICU) (SeaStar Medical), a commercial-stage healthcare company focused on transformational treatments for critically ill patients facing organ failure and potential loss of life, today announced the entry into definitive agreements on October 2, 2026, for the immediate exercise of certain outstanding warrants to purchase up to an aggregate of 854,002 shares of SeaStar Medical’s common stock, originally issued in June 2025, July 2025 and August 2025 (collectively, the “Prior Warrants”), having exercise prices ranging from $6.38 to $7.62 per share, at a reduced exercise price of $3.866 per share, for aggregate gross proceeds of approximately $3.3 million, before deducting placement agent fees and other offering expenses. The shares of common stock issuable upon the exercise of the Prior Warrants are registered pursuant to effective registration statements on Form S-1 (Nos. 333-288065 and 333-289447).

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the Prior Warrants for cash, SeaStar Medical will issue new unregistered warrants to purchase up to 1,708,004 shares of common stock. The new warrants will have an exercise price of $3.616 per share, and will consist of (i) warrants to purchase up to 854,002 shares of common stock, exercisable immediately and expiring five years after the effective date of the Resale Registration Statement (as defined below), and (ii) warrants to purchase up to 854,002 shares of common stock, exercisable immediately and expiring eighteen months after the effective date of the Resale Registration Statement.

The offering is expected to close on or about October 5, 2026, subject to the satisfaction of customary closing conditions. SeaStar Medical intends to use the net proceeds of this offering for general corporate purposes, which may include additions to working capital and capital expenditures.

The new warrants described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and, along with the shares of common stock issuable upon their exercise, have not been registered under the Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. SeaStar Medical has agreed to file a registration statement within 30 days of October 2, 2026 with the SEC covering the resale of the shares of common stock issuable upon exercise of the new warrants (the “Resale Registration Statement”).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About SeaStar Medical

SeaStar Medical is a commercial-stage healthcare company focused on transformational treatments for critically ill patients facing organ failure and potential loss of life. SeaStar Medical’s first commercial product, QUELIMMUNE (SCD-PED), was approved in 2024 by the U.S. Food and Drug Administration (FDA). It is the only FDA approved product for the ultra-rare condition of life-threatening Acute Kidney Injury (AKI) due to sepsis or a septic condition requiring renal replacement therapy (RRT) in critically ill pediatric patients. SeaStar Medical’s Selective Cytopheretic Device (SCD) therapy has been awarded Breakthrough Device Designation for six therapeutic indications by the FDA, enabling the potential for a speedier pathway to approval and preferable reimbursement dynamics at commercial launch. SeaStar Medical is currently conducting the NEUTRALIZE-AKI pivotal clinical trial of its SCD therapy in adult patients with AKI requiring continuous renal replacement therapy, a life-threatening condition with no effective treatment options that impacts over 200,000 adults in the U.S. annually.

For more information visit www.seastarmedical.com or visit us on LinkedIn or X.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to the timing and completion of the offering, the satisfaction of customary closing conditions related to the offering and the intended use of proceeds therefrom. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside SeaStar Medical’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results include, but are not limited to: (i) the risk that SeaStar Medical may not be able to obtain regulatory approval of its SCD product candidates; (ii) the risk that SeaStar Medical may not be able to raise sufficient capital to fund its operations, including current or future clinical trials; (iii) the risk that SeaStar Medical and its current and future collaborators are unable to successfully develop and commercialize its products or services, or experience significant delays in doing so, including failure to achieve approval of its products by applicable federal and state regulators; (iv) the risk that SeaStar Medical may never achieve or sustain profitability; (v) the risk that SeaStar Medical may not be able to secure additional financing on acceptable terms; (vi) the risk that third-party suppliers and manufacturers are not able to fully and timely meet their obligations; (vii) the risk of product liability or regulatory lawsuits or proceedings relating to SeaStar Medical’s products and services; (viii) the risk that SeaStar Medical is unable to secure or protect its intellectual property; (ix) market and other conditions; and (x) other risks and uncertainties indicated from time to time in SeaStar Medical’s Annual Report on Form 10-K, including those under the “Risk Factors” section therein and in SeaStar Medical’s other filings with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SeaStar Medical assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

IR@SEASTARMED.COM

QUELIMMUNE is a registered trademark of SeaStar Medical Holding Corporation.

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